                              Exhibit (10)-1
                              Unicom Corporation and Commonwealth Edison Company Form 10-Q File Nos. 1-11375 and 1-1839

                      RETIREMENT AND SEPARATION AGREEMENT


     THIS RETIREMENT AND SEPARATION AGREEMENT ("Agreement") dated as of March 12, 1998, by and among Samuel K. Skinner ("Executive"), Commonwealth Edison Company ("ComEd") and Unicom Corporation ("Unicom") (both such corporations hereinafter referred to collectively as the "Company").

                                   RECITALS
                                   --------

     WHEREAS, the Executive has served as President of ComEd and Unicom pursuant to a letter agreement dated December 16, 1992 and as amended, May 31, 1995, November 20, 1996, December 11, 1996 and March 24, 1997 (the "Prior Agreements"); and

     WHEREAS, the Executive has indicated his intention to retire from the Company;

     NOW, THEREFORE, in consideration of the foregoing, the mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the parties agree as follows:

1. Termination of Prior Agreements. The Prior Agreements shall be terminated, effective as of the date hereof, and, except as specifically provided herein, neither the Company nor the Executive shall have any further liability to the other thereunder.

2. Resignation of Executive. The Executive shall resign any and all positions he currently holds as an officer or director of ComEd, Unicom or any subsidiary thereof, effective as of March 16, 1998. The Executive shall remain on the ComEd payroll as an active employee and shall continue to be paid his current salary through and including March 31, 1998. The Executive shall be deemed to have retired from senior executive officer status with ComEd, Unicom and any subsidiary for purposes of (A) vesting and exercise of options and awards (including annual or long-term) under the Company's Long Term Incentive Plan,
(B) transferring policy ownership under the Company's life insurance programs, and (C) the Company's certificate of incorporation and by-laws.

3. Severance Benefits. Subject to the Executive's execution of the Waiver and Release attached hereto as Appendix A and made a part hereof, the Company will provide the following benefits:

     (a) The Company agrees to pay to the Executive a severance payment equal to $2,007,000 (two times the sum of the Executive's current annual base salary and target annual incentive). Payment shall be made in a lump sum, net of applicable federal and state taxes which are required to be withheld, on the date which is eight days after the date on which the Executive returns the signed Waiver and Release, but no earlier than April 1, 1998.

     (b) The Executive shall be entitled to a retirement benefit equal to the annual retirement benefit that would have been payable under the Commonwealth Edison Company Service Annuity System (the "Pension Plan") (including payments under the Commonwealth Edison Company Supplemental Management Retirement Plan) as currently in effect for employees who retire at age 60 calculated based on the assumption that the Executive had, as of the date of his employment with the Company, completed 20 years of credited service (as defined in the Pension
          Plan) and has accrued an additional year of credited service during each year of his employment with the Company.

          The annual retirement benefit provided to the Executive under this
          Section 3(b) ("SERP Benefit") shall equal the amount which, when added to all other annual retirement benefits provided by the Company (including benefits provided under the Pension Plan, the Commonwealth Edison Company Supplemental Management Retirement Plan and the Social Security Supplement paid by the Company until the Executive attains age 65) results in the SERP Benefit described in the preceding paragraph.

          The SERP Benefit will be payable semimonthly commencing April 1, 1998, in the form of a marital annuity with surviving spouse benefit, with applicable adjustment for such marital annuity made to the amount calculated above that would be payable in the form of a regular annuity. The SERP Benefit shall be unfunded and payable from the general assets of the Company, provided that if, prior to, on or after the date of this Agreement, the Company shall establish a grantor trust for purposes of funding benefits under the Commonwealth Edison Company Supplemental Management Retirement Plan or any other non-qualified retirement plan maintained by the Company (a so-called "rabbi trust"), then the Executive's SERP Benefit will be included as part of such trust, and funded to the same extent as similar benefits for the Company's senior executive officers.

     (c) The Executive shall be entitled to elect post-retirement coverage for himself and his dependents under the Commonwealth Edison Medical Expense Plan, the Commonwealth Edison Dental Expense Plan and the Commonwealth Edison Vision and Hearing Care Plan (collectively, the "Plans"), provided he meets the requirements for such coverage under the Plans as of April 1, 1998. Solely for purposes of satisfying the eligibility requirements for post-retirement coverage under such Plans, the Executive is hereby deemed to have completed 10 years of credited service under the Commonwealth Edison Company Service Annuity System.

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

     (d) The Company will pay to the Executive, in a cash lump sum in accordance with its personnel practices, an amount equal to the value of 38 days of paid time off (PTO).

     (e) Through September 30, 1998, the Executive will be entitled to (1) a furnished office located in such space as the Company and the Executive shall agree, (2) a full-time secretary provided by the (e) Company, and (3) access to office equipment, supplies and support services on a basis that is comparable to that which the Company makes available to its senior executive officers.

     (f) ComEd shall purchase the car currently leased for the Executive's use and shall transfer the title thereof to the Executive effective April 1, 1998.

     (g) ComEd shall transfer to the Executive, effective April 1, 1998 (1) the company-owned home computer, and (2) any company-owned cellular phones currently provided for the Executive's use.

     (h) ComEd will pay for the cost of financial counseling and tax preparation services for two years following the date of this Agreement.

     (i) ComEd shall pay to the Executive the amount necessary to reimburse the Executive for any federal or state income taxes payable by him (I) with respect to the benefits described in paragraphs 3(f), 3(g)(1) and 3(h), and (II) with respect to the amount paid hereunder as reimbursement for such income (i) taxes; provided, however, that any amount payable under this paragraph (i) with respect to paragraph 3(h) shall not exceed $10,000.

     If the Executive should die prior to the payment of the amounts described in paragraphs (a), (d), (h) or (i) of this Section 3, the Company shall pay all such amounts to the Executive's spouse, if she is then living and if not, to the Executive's estate.

     Notwithstanding the preceding, in the event of (1) a breach by the Executive of any of the covenants contained in Sections 5, 8 or 11 of this Agreement and the failure by the Executive to cure such breach within 10 days after his receipt of a written notice thereof from the Company, or (2) a breach by the Executive of any of the covenants contained in Section 7 of this Agreement and notice from the Company to the Executive followed by an opportunity for the Executive to be heard within 10 business days of receipt of such notice, the Company shall be entitled to (I) require the Executive to promptly repay to the Company the amount which was payable to the Executive under Section 3(a), and (II) to discontinue payment of the SERP Benefit and any or all of the other payments or benefits provided to the Executive under this
Section 3.

4. Other Benefits. Except as provided in Section 3, above, the Executive's rights under any employee benefit or deferred compensation plans sponsored or maintained by the

Company shall be determined in accordance with the provisions of such plans and shall not be limited or reduced in any way by this Agreement.

5. Publicity. Until filed as an exhibit to the Company's quarterly report of the results of operations, neither the Executive nor the Company shall issue or cause the publication of any press release or other announcement with respect to the terms or provisions of this Agreement, nor disclose the contents hereof to any third party, without obtaining in each case the consent of the other parties hereto, which consent shall not be withheld where such release, announcement or disclosure shall be required by applicable law or administrative regulation or agency.

6. Confidential Information Defined. For the purposes hereof, the term "Confidential Information" shall mean any information not generally known in the relevant trade or industry, which was obtained from the Company, or which was learned, discovered, developed, conceived, originated or prepared during or as result of the performance of any services by the Executive on behalf of the Company and which falls within the following general categories:

     (a) information relating to trade secrets of the Company or any customer or supplier of the Company;

     (b) information relating to existing or contemplated products, services, technology, designs, processes, formulae, algorithms, research or product developments of the Company or any customer or supplier of the Company;

     (c) information relating to business plans or strategies, sales or marketing methods, methods of doing business, customer lists, customer usages and/or requirements, supplier information of the Company or any customer or supplier of the Company; and

     (d) any other confidential information which either the Company or any customer or supplier of the Company may reasonably have the right to protect by patent, copyright or by keeping it secret and confidential.

The parties agree that Confidential Information, as defined herein, also qualifies as "confidences or secrets" within the meaning of the Illinois Rules of Professional Conduct.

7. Nondisclosure of Confidential Information. The Executive will not use for his own benefit, either direct or indirect, or disclose any Confidential Information obtained by the Executive during his employment with the Company at any time, to any other person, firm or corporation (except to the extent directly related to and required by the Executive's performance of duties assigned to the Executive by the Company) without the Company's prior written consent except as may be required by the lawful order of a court or agency of competent jurisdiction. The Executive shall take all reasonable steps to safeguard such Confidential Information and to protect such information against disclosure, misuse, loss and theft. The Executive's obligations under this paragraph with respect to any specific Confidential Information shall cease when that specific portion of Confidential Information becomes publicly known.

8.   Covenant Not to Compete; Non-Interference.

     a) Competition. The Executive agrees that, for a period of two (2) years beginning on the date hereof, without the prior written approval of the Company, he will not participate in the management or serve as a director of, be employed by (whether as a common law employee or an independent contractor) or consult with, other than as provided in paragraph (b), below, or own any business enterprise that (1) engages in or proposes to engage in (I) the production, transmission, distribution, marketing or sale of electricity, or (II) any other business engaged in by the Company or its affiliates prior to the date hereof which represents, as of such date, or is projected by the Company and its affiliates as reflected in a business plan adopted prior to the date hereof to yield during any year within the first three-fiscal-year period commencing on or after the date hereof, more than 5% of the gross revenues of the Company and with respect to which the Executive had access to Confidential Information, and (2) which is located (I) anywhere in the United States, or (II) anywhere outside of the United States where the Company is engaged in or proposed as of such date to engage in any of such activities (a "Competing Business"); provided, however, that nothing in this paragraph 8(a) shall prohibit the Executive from owning stock or other securities of any such business amounting to less than five percent of the outstanding capital stock of such business where the Executive does not participate in the management, control or operation of such business.

     b) Practice of Law. The Executive agrees that, for a period of two years beginning on the date hereof, he will not undertake, without first obtaining written consent from the General Counsel of the Company, the representation, as legal counsel, of any Competing Business: (1) in a litigation matter adverse to the Company or any of its affiliates; (2) in a regulatory or legislative matter where the position of the Competing Business is contrary to the position of the Company or any of its affiliates; (3) in a position adverse to the Company or any of its affiliates as part of a contract negotiation; or (4) in any other matter that would risk the disclosure of or involve any Confidential Information

     c) Interference. The Executive hereby agrees that, for a period of two years beginning on the date hereof, he will not (1) employ any Key Employee (as defined below) or encourage any Key Employee to terminate his or her employment; (2) take any action which is intended to adversely affect the Company's or any of its affiliates' relationships with any person, firm, corporation, or other business organization who or which at any time (whether before or after the date hereof) was a Key

         Employee, or which, during the period commencing one year prior to the date hereof, was a material supplier of, or maintained a material supplier relationship with, any business of the Company or its d) affiliates, or (3) endeavor to entice away from the Company or any of its affiliates a Key Employee or a business which, during the period commencing one year prior to the date hereof, was a material customer (five or more megawatts) or material supplier of, or maintained a material business relationship with (other than as a customer or supplier), the Company or an affiliate. For purposes of this Section 8(c), "Key Employee" means any employee of the Company who is rated at Group Level 12 or above ("Group Level") or any employee of an affiliate of the Company who is rated at a level which is the equivalent of Group Level.

9. Reasonableness of Restrictive Covenants. The Executive acknowledges that the covenants contained in Sections 7 and 8 of this Agreement are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that they are reasonably necessary to protect the Company's legitimate interests in its Confidential Information and in its relationships with its customers.

     The Company and the Executive further acknowledge that the covenants contained in Sections 7 and 8 are essential elements of this Agreement and that, but for the agreement of the Executive to comply with such covenants, the Company would not have agreed to enter into this Agreement. If a court of competent jurisdiction shall, in a final nonappealable order, limit or invalidate any provision of the covenants contained in Sections 7 or 8, then, in the event of a breach by the Executive of any of the covenants contained in Sections 7 or 8 of this Agreement, at the Company's sole discretion, (I) the Company shall require the Executive to promptly repay to the Company the amount which was payable to the Executive under Section 3(a), and shall be entitled to discontinue payment of the SERP Benefit and any or all of the other payments or benefits provided to the Executive under this Section 3; (II) the Executive agrees to enter into an agreement embodying the essential elements of the covenants contained in Sections 7 or 8 or both of them which is valid and enforceable; or (III) the parties shall agree to be bound by provisions with respect to Sections 7 and 8 which are reformed by the court pursuant to Section 12 hereof.

     The Executive and the Company further acknowledge that nothing in this Agreement is intended to limit the application of the Illinois Rules of Professional Conduct.

     The Executive and the Company have independently consulted with their respective counsel and have been advised concerning the reasonableness and propriety of such covenants with specific regard to the nature of the business conducted by the Company. The Executive acknowledges that his observance of the covenants contained in Sections 7 and 8 of this Agreement will not deprive him of the ability to earn a livelihood or to support his dependents.

10. Remedies. In recognition of the confidential nature of the Confidential Information, and in recognition of the necessity of the limited restrictions imposed under Sections 7 and 8 of this Agreement, the parties agree that it is impossible to measure solely in money the damages which will accrue to the Company by reason of the Executive's failure to abide by any of his obligations under this Agreement. The Executive hereby specifically affirms the appropriateness of injunctive or other equitable relief in any such action. Accordingly, the Executive agrees that if he breaches any of the provisions of Sections 7 or 8, the Company shall have the right, in addition to any other remedies it may have under this Agreement or otherwise, to obtain in any court of competent jurisdiction injunctive relief to restrain any breach or threatened breach hereof or otherwise to specifically enforce any of the provisions hereof, and the Executive hereby waives any and all rights to assert any claim or defense that the Company has an adequate remedy at law for any breach. Disputes regarding the rights of the Company and the Executive hereunder as to which the Company has not sought equitable relief shall be resolved in a court of competent jurisdiction. The Company acknowledges that the Executive would be irreparably injured by a violation of Section 11 hereof. The Company agrees that, in addition to any other remedies available to the Executive for such breach or threatened breach, the Executive shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Company from any actual or threatened breach of Section 11.

11. Non-Disparagement. The Executive agrees that he will not make any written or oral statement that brings Unicom or ComEd or any of its employees, officers or agents into disrepute, or tarnishes any of their images or reputations. The Executive further agrees not to publish, comment upon or disseminate any statements suggesting or accusing Unicom or ComEd or any of its agents, employees or officers of any misconduct or unlawful behavior. The Company agrees that neither the directors nor the officers of the Company nor any official spokesperson for the Company will make any written or oral statements that bring the Executive into disrepute or materially tarnishes his image or reputation. The Company further agrees not to publish or disseminate any statements suggesting or accusing the Executive of any misconduct or unlawful behavior, and to take all reasonable steps to prevent statements prohibited hereunder. The provisions of this Section 11 shall not apply to testimony as a witness, compliance with other legal obligations, assertion of or defense against any claim of breach of this Agreement, or any activity that otherwise may be required by the lawful order of a court or agency of competent jurisdiction, and shall not require the Company or the Executive to make false statements or disclosures.

12. Partial Invalidity/Severability. If any provision of this Agreement shall be held invalid or unenforceable, the remainder nevertheless shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it nevertheless shall remain in full force and effect in all other circumstances. Further, the covenants contained in Sections 7 and 8 of this Agreement shall be construed as independent of any other provision of this Agreement, and the existence of any claim or cause of action (whether predicated on this Agreement or otherwise) shall not constitute a defense to the enforcement by the Company of said covenants. In the event that any provision of this Agreement should be found by a court of competent jurisdiction to be unreasonable, invalid,

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

or otherwise unenforceable, it is the desire of the parties hereto that (a) such provision be considered severable, and (b) such provision be reformed by such court so as to render it reasonable, valid, and enforceable, and that it be so enforced.

13. Benefit of Agreement. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any person with which the Company may merge or consolidate. Insofar as the Executive is concerned, this Agreement, being personal, cannot be assigned.

14. Entire Agreement. This Agreement contains the entire agreement between the parties and constitutes the complete, final, and exclusive embodiment of their agreement with respect to the subject matters covered by this Agreement. This Agreement is executed without reliance upon any promise, warranty or representation, written or oral, by any party or any representative of any party other than those expressly contained herein and supersedes any other such promises, warranties, representations, or agreements. This instrument shall not affect any indemnification or other rights and benefits afforded to the Executive by the Company's certificate of incorporation or by-laws. The Company shall continue the Executive's coverage under the directors' and officers' liability coverage maintained by the Company, as in effect from time to time, to the same extent as other current or former senior executive officers and directors of the Company.

15. Modifications and Waivers. No change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing, dated subsequent to the date hereof, and signed by the party intended to be bound. No waiver of any breach, term, or condition of this Agreement by either party shall constitute a subsequent waiver of the same or any other breach, term, or condition.

16. Construction. This Agreement shall be governed by, construed and enforced (both as to validity and performance) in accordance with the internal laws of the State of Illinois applicable to agreements made and to be performed wholly within such jurisdiction, without regard to principles of conflicts of law.

17. Post-Employment Communications. Nothing in this Agreement, including Sections 5 or 11, shall be construed to prohibit the Executive from freely communicating with, including testifying in any administrative proceeding before, the Nuclear Regulatory Commission or the United States Department of Labor, or from otherwise addressing issues related to nuclear safety with any party or taking any other action protected under Section 211 of the Energy Reorganization Act.

18. Mitigation and Set-Off. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The Company shall not be entitled to set off against the amounts payable to the Executive hereunder any amounts owed to the Company, any amounts earned (or foregone) by the Executive in other employment after termination of his employment with the Company, or any amounts that might have been earned by the Executive in other employment had he sought such other employment.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written as indicated below.


                                        Executive


                                        ----------------------------------
                                        Samuel K. Skinner



                                        COMMONWEALTH EDISON COMPANY


                                        By:
                                            ------------------------------



                                        UNICOM CORPORATION


                                        By:
                                            ------------------------------

                                                                      Appendix A


                               WAIVER AND RELEASE
                               ------------------

In exchange for the separation benefits described in the Retirement and Separation Agreement dated March 12, 1998, which I acknowledge I am not otherwise entitled to receive, I freely and voluntarily agree to this Waiver and Release.

1. In signing this Waiver and Release, I hereby waive and release any and all claims relating to my employment with Commonwealth Edison Company and Unicom Corporation and my service as an officer and director of each of them that I may ever have had or that I now have against the following persons and organizations:

     a) Commonwealth Edison Company, Commonwealth Edison Company of Indiana, Unicom Corporation and any of their affiliates, successors and subsidiaries; and

     b) Any and all officers, directors, employees, shareholders and agents of Commonwealth Edison Company, Commonwealth Edison Company of Indiana, Unicom Corporation and any of their affiliates, successors or subsidiaries.

2. I understand and agree that in signing this document, I am waiving and releasing any and all claims of whatever nature that I may ever have had or now have against the persons and organizations listed in paragraph 1. I understand and agree that among the claims that I am waiving and releasing are the following:

     a) Claims of age discrimination in employment under the federal Age Discrimination in Employment Act;

     b) Claims of race, color, sex, national origin, and religious discrimination in employment under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1866, 42 U.S.C. (S)1981, as amended;

     c) Claims of disability discrimination under the Americans with Disabilities Act;

     d) Claims of discrimination in employment under any state or local statute, ordinance, regulation, or constitution;

     e) Claims of breach of contract or claims or vacation, bonuses, incentive compensation or other benefits, except that nothing contained herein shall constitute a waiver or release of any claim or cause of action arising out of an alleged breach or other violation of any obligation under the Retirement and Separation Agreement dated March 12, 1998; and

     f) Any common law or statutory claims of wrongful discharge and any other common law tort or statutory claims.

     I understand and agree that I am waiving and releasing any and all claims that I may ever have had or that I now have, regardless of their nature of origin, and that the fact that such claim is not listed in subparagraphs
     (a) through (f), above, does not mean that such claim is not included in this Waiver and Release.

                                                                      Appendix A


3. The existence of, and the terms of, the separation benefits described in the Retirement and Separation Agreement dated March 12, 1998 and in this Waiver and Release shall be confidential, and I will not reveal the contents of the Retirement and Separation Agreement dated March 12, 1998 and this Waiver and Release to anyone, including but not limited to, past, present or future employees of the released parties, other than except to tax, financial or legal advisers or members of the Executive's immediate family, or as may be required by the lawful order of a court or agency of competent jurisdiction, where required by law. The Retirement and Separation Agreement dated March 12, 1998 and this Waiver and Release may, however, be used as evidence in a judicial proceeding in which any of the parties allege a breach or other violation of this agreement.

4. I agree that I have no present or future right to seek employment with Commonwealth Edison Company or Unicom Corporation. Further, I will not apply for, or seek consideration for, any employment with Commonwealth Edison Company or Unicom Corporation.

5. In signing this agreement, I agree and understand that this Waiver and Release will be binding not only on me but also on my heirs, administrators, and assigns with respect to the claims covered by this agreement. As of the date of my signing of this agreement, I have made no assignment of any claims against any of the persons or organizations described in paragraph 1.

6. The Retirement and Separation Agreement dated March 12, 1998 and this Waiver and Release may only be modified in writing, and any party's failure to enforce this agreement in the event of one or more events which violate this agreement shall not constitute a waiver of any right to enforce this agreement against subsequent violations.

7. I hereby acknowledge that, at the time I was given this Waiver and Release, I was informed in writing by Commonwealth Edison Company that I had at least twenty-one (21) days in which to consider whether I would sign this Waiver and Release. I also acknowledge that, at the time I was given this Waiver and Release, I was informed in writing that I should consult with an attorney before signing this agreement. I have had an opportunity to consult with any attorney and have either had such consultations or have decided of my own free will that I will sign this agreement without consulting with legal counsel.

8. I acknowledge that I have been informed that I may revoke my acceptance of this Waiver and Release by delivering a letter to S. Gary Snodgrass, Senior Vice President, One First National Plaza, 37th Floor, Chicago, IL 60690 within seven days of the date I have signed this agreement. I understand that this Waiver and Release will not become effective until the eighth day following my signing of this agreement. I understand and intend that, in the event I do not revoke my acceptance of this agreement within the seven-day period described in this paragraph, this Waiver and Release will be legally binding and enforceable.

9. This Waiver and Release shall, in all respects, be construed in accordance with and governed by the laws of the State of Illinois.


I STATE THAT I HAVE READ THE FOREGOING, THAT IN UNDERSTAND EACH OF ITS TERMS AND THAT I INTEND TO BE BOUND THERETO.


-----------------------------------     -----------------------------------
Name (Print)                            Social Security Number


-----------------------------------     -----------------------------------
Signature                               Date


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